Exhibit 99.3

WEYERHAEUSER COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial information of Weyerhaeuser Company (referred to as “Weyerhaeuser”) and Plum Creek Timber Company, Inc. (referred to as “Plum Creek”) and has been prepared to reflect the following:

1.	The merger of Weyerhaeuser and Plum Creek (referred to as the “Merger Transaction”), and

2.	Weyerhaeuser’s $2.5 billion bank term loan agreements and repurchase of $2.5 billion of outstanding common shares (referred to as the “Capital Transaction”).

The unaudited pro forma condensed combined balance sheet as of December 31, 2015 is presented as if the Merger Transaction and the Capital Transaction were completed on that date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015, assumes that the Merger Transaction and Capital Transaction were completed on January 1, 2015. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the Merger Transaction or the Capital Transaction, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Weyerhaeuser and with the historical consolidated financial statements and accompanying notes of Plum Creek.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only, contains a variety of adjustments, assumptions and estimates, is subject to numerous other uncertainties, and does not reflect what the combined company’s financial position or results of operations would have been had the Merger Transaction and Capital Transaction been completed as of the dates assumed for purposes of that pro forma financial information, nor does it reflect the financial position or results of operations of the combined company following the Merger Transaction and Capital Transaction.

The pro forma adjustments are based on the information available at the time of the preparation of this financial information. For purposes of the unaudited pro forma condensed combined financial information, the value of the equity consideration issued by Weyerhaeuser in exchange for 100% of Plum Creek’s equity has been preliminarily allocated to the Plum Creek assets acquired and liabilities assumed based on an initial estimate of fair values.

Additionally, the unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits from synergies or different asset management strategies that may be derived from any integration activities, nor does it include any items not expected to have a continuing impact on the consolidated results of operations of Weyerhaeuser.

On November 8, 2015 Weyerhaeuser announced that the Weyerhaeuser board authorized the exploration of strategic alternatives for Weyerhaeuser’s Cellulose Fibers business. The pro forma condensed combined financial information does not include any adjustments to reflect potential outcomes of the Weyerhaeuser board’s evaluation process.

Weyerhaeuser Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2015

in millions, except per share amounts
	Note 1		Note 3				Note 3
	Weyerhaeuser Company	Plum Creek Timber Company, Inc.	Merger Pro Forma Adjustments		Combined Company Pro Forma		Capital Pro Forma Adjustments		Combined Company Pro Forma
Net Sales	$7,082	$1,445	(27)	A	$8,471				$8,471
			(29)	D
			—	E
Cost of products sold	5,694	1,037	(27)	A	6,753				6,753
			33	B
			16	C
			—	E

Gross margin	1,388	408	(78)		1,718		—		1,718
Selling, general and administrative expenses	402	150	(8)	H	544				544

Research and development expenses	24	—			24				24
Charges for restructuring, closures and impairments	25	—			25				25
Other operating costs (income), net	18	(16)	(29)	D	(41)				(41)
			(14)	H

Operating income	919	274	(27)		1,166		—		1,166

Earnings from unconsolidated entities	(105)	83	(18)	F	(40)				(40)
Interest income and other	36	—			36				36
Interest expense, net:
Interest expense (debt obligations to unrelated parties)	(347)	(105)	9	G	(443)		(38	) I	(481)
Interest expense (note payable to Timberland Venture)	—	(58)	31	G	(27)				(27)

Total interest expense, net:	(347)	(163)	40		(470)		(38)		(508)

Earnings from continuing operations before income taxes	503	194	(5)		692		(38)		654
Income taxes	3	3	6	C	12				12

Net earnings from continuing operations	506	197	1		704		(38)		666
Dividends on preference shares	(44)	—			(44)				(44)

Net earnings from continuing operations attributable to common shareholders	462	197	1		660		(38)		622

Basic earnings per share from continuing operations:	$0.89				$0.82	K			$0.88	K
Diluted earnings per share from continuing operations:	$0.89				$0.82	K			$0.88	K

Weighted average number of common shares outstanding:
Basic	516.4				795.3	J			702.9	J
Diluted	519.6				799.0	J			706.6	J

*	The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

Weyerhaeuser Company

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2015

in millions
	Note 1		Note 3			Note 3
	Weyerhaeuser Company	Plum Creek Timber Company, Inc.	Merger Pro Forma Adjustments		Combined Company Pro Forma	Capital Pro Forma Adjustments		Combined Company Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$1,012	$88	$ (104)	S	$252	$(2	) U	$250
			(744)	T
Receivables, less allowances	487	32			519			519
Receivables for taxes	30	—	6	S	36			36
Inventories	568	57			625			625
Assets held for sale	—	24	25	L	49			49
Prepaid expenses and other current assets	77	16			93			93

Total current assets	2,174	217	(817)		1,574	(2)		1,572
Property and equipment, net	2,586	113	105	N	2,804			2,804
Construction in progress	195	—			195			195
Timber and timberlands at cost, less depletion charged to disposals	6,480	3,910	4,286	M	14,676			14,676
Minerals and mineral rights, net	—	281	75	M	356			356
Investments in and advances to equity affiliates	74	337	634	O	1,045			1,045
Goodwill	40	—	—	Q	40			40
Deferred tax assets	4	37	(37)	N	4			4
Other assets	318	95			413	2	U	415
Restricted financial investments held by variable interest entities	615	—			615			615

Total assets	$12,486	$4,990	$ 4,246		$21,722	$—		$21,722

LIABILITIES AND EQUITY
Current liabilities:
Line of credit	$—	$519	$ (519)	T	$—			$—
Accounts payable	326	22			348			348
Other current liabilities	549	129	3	S	681			681

Total current liabilities	875	670	(516)		1,029	—		1,029
Long-term debt	4,891	1,976	62	P	6,704	2,500	U	9,204
			(225)	T
Note payable to Timberland Venture	—	783	86	P	869			869
Long-term debt (nonrecourse to the company) held by variable interest entities	511	—			511			511
Deferred income taxes	86	—	—	N	86			86
			—
Deferred pension and other postretirement benefits	987	—			987			987
Other liabilities	267	83			350			350

Total liabilities	7,617	3,512	(593)		10,536	2,500		13,036
Commitments and contingencies
Equity:
Mandatory convertible preference shares	14	—			14			14
Common shares	638	2	349	Q	987	(115	) U	872
			(2)	R
Other capital	4,080	2,988	6,034	Q	10,114	(2,385	) U	7,729
			(2,988)	R
Retained Earnings (Accumulated Deficit)	1,349	(382)	382	R	1,283			1,283
			(66)	S
Treasury stock (Common shares at cost)	—	(1,094)	1,094	R	—			—
Cumulative other comprehensive income (loss)	(1,212)	(36)	36	R	(1,212)			(1,212)

Total equity	4,869	1,478	4,839		11,186	(2,500)		8,686

Total liabilities and equity	$12,486	$4,990	$ 4,246		$21,722	$—		$21,722

*	The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1:	BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial information of Weyerhaeuser and Plum Creek.

On February 19, 2016, pursuant to the Agreement and Plan of Merger (the “merger agreement”), dated as of November 6, 2015, between Weyerhaeuser and Plum Creek, Plum Creek merged with and into Weyerhaeuser. Each outstanding share of Plum Creek common stock (other than shares of Plum Creek common stock owned by Plum Creek as treasury stock, which were canceled) was automatically converted into the right to receive 1.60 Weyerhaeuser common shares, with cash paid in lieu of any fractional shares. Weyerhaeuser will account for the Merger Transaction as the acquirer in a business combination using the acquisition method in accordance with accounting principles generally accepted in the United States. Under the acquisition method, the assets acquired and liabilities assumed by Weyerhaeuser from Plum Creek will be recorded as of the date of the acquisition at their respective fair values. The pro forma financial information also reflects adjustments needed to conform Plum Creek’s historical financial information to Weyerhaeuser’s historical accounting policies and practices.

Weyerhaeuser also announced its intention to repurchase $2.5 billion of outstanding Weyerhaeuser common shares following the closing of the merger. Weyerhaeuser has entered into $2.5 billion of bank term loans to finance the repurchase.

The pro forma financial statements have been derived from the historical consolidated financial statements of Weyerhaeuser and Plum Creek. Assumptions and estimates underlying the pro forma adjustments are described in these notes, which should be read in conjunction with the pro forma financial statements. Since the pro forma financial statements have been prepared based upon preliminary estimates and assumptions, the final amounts recorded may differ materially from the information presented.

The pro forma statement of operations for the year ended December 31, 2015, gives effect to the Merger Transaction and the Capital Transaction as if they were consummated on January 1, 2015. The pro forma balance sheet as of December 31, 2015, gives effect to the Merger Transaction and the Capital Transaction as if they were consummated on December 31, 2015.

The pro forma financial statements do not reflect any cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing or other restructuring that may result from the Merger Transaction except for the pro forma adjustments related to the Capital Transaction.

On November 8, 2015, Weyerhaeuser announced that the Weyerhaeuser board authorized the exploration of strategic alternatives for its Cellulose Fibers business. The pro forma condensed combined financial information does not include any adjustments to reflect potential outcomes of the Weyerhaeuser board’s evaluation process. See discussion and summary historical segment financial information in Note 4. Strategic Evaluation of Weyerhaeuser’s Cellulose Fibers Business for more information.

NOTE 2: MERGER TRANSACTION BUSINESS COMBINATION AND PURCHASE PRICE ALLOCATION

Calculation of Preliminary Purchase Consideration

The preliminary purchase price reflects the market value of Weyerhaeuser’s common shares issued in connection with the Merger Transaction. For pro forma purposes, the fair value of the consideration given and thus the preliminary purchase price was determined primarily based on the $22.87 per share closing price of Weyerhaeuser common shares on February 19, 2016. Additionally, the preliminary purchase price includes additional consideration related to converted Plum Creek stock options.

The following table summarizes the estimated purchase price for accounting purposes (dollars in millions, except per share amounts):

Number of shares of Plum Creek common stock outstanding(1)	174,307,267
Exchange ratio(2)	1.60

Weyerhaeuser shares issued in exchange for Plum Creek equity	278,891,627
Price per Weyerhaeuser common share(3)	$22.87

Aggregate value of Weyerhaeuser common stock issued		$6,378
Fair value of stock options(4)		5

Estimated purchase price		$6,383

(1)	Number of shares of Plum Creek common stock issued and outstanding as of February 19, 2016.
(2)	Exchange ratio per the merger agreement.
(3)	Closing price of Weyerhaeuser common shares on the NYSE on February 19, 2016.
(4)	The estimated fair value of Plum Creek stock options for pre-combination services rendered have been added to the calculation of estimated purchase price.

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Plum Creek are recorded at the acquisition date fair values and added to those of Weyerhaeuser. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of December 31, 2015 and have been prepared to illustrate the estimated effect of the Merger Transaction.

For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Weyerhaeuser has applied the accounting guidance for fair value measurements in Accounting Standards Codification Topic 820, Fair Value Measurement. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date, which, in this case, will be the date of the merger. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result, the pro forma financial statements may record assets at fair value measures that do not reflect Weyerhaeuser’s intended use of those assets. Many fair value measurements can be highly subjective, and it is possible that others applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

The purchase price allocation and underlying valuations may change materially based on the receipt of more detailed information. Furthermore, the actual allocations will differ from the pro forma adjustments presented. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table presents the general assumptions reflected in the pro forma balance sheet for the assets acquired and liabilities assumed from Plum Creek:

ASSETS:	FAIR VALUE ASSUMPTIONS:
Cash and cash equivalents	Approximates carrying value, per Note 11 of Plum Creek’s Form 10-K for the year ended December 31, 2015

Receivables, less allowances	Equal to carrying value; fair value may change as additional analysis is performed

Inventories	Accounted for at lower of average cost or market per Note 3 of Plum Creek’s Form 10-K for the year ended December 31, 2015, which approximates fair value; amounts may be adjusted as additional analysis is performed

Timber and timberlands; Assets held for sale	Preliminarily estimated adjustment to fair values using both the income and market approaches; amounts may be adjusted as additional analysis is performed

Minerals and mineral rights	Preliminarily estimated adjustment to fair values using income approach; amounts may be adjusted as additional analysis is performed

Property and equipment	Preliminarily estimated adjustment to fair values using income approach; amounts may be adjusted as additional analysis is performed

Equity investment in Timberland Venture	Preliminarily estimated adjustment to fair value based on the estimated fair value of the Timberland Venture’s underlying assets using the market approach; amounts may be adjusted as additional analysis is performed

Equity investment in Real Estate Development Ventures	Fair value is estimated to be approximately equal to the investment’s carrying value based on a 2014 appraisal; fair value may change as additional analysis is performed

Other current assets and other noncurrent assets	Equal to carrying value; fair value may change as additional analysis is performed

LIABILITIES:	FAIR VALUE ASSUMPTIONS:
Long-term debt, including current maturities	Estimated based on fair value per Note 11 of Plum Creek’s Form 10-K for the year ended December 31, 2015; fair value may change as additional analysis is performed

Note Payable to Timberland Venture	Estimated based on fair value per Note 11 of Plum Creek’s Form 10-K for the year ended December 31, 2015; fair value may change as additional analysis is performed

Other current and noncurrent liabilities	Equal to carrying value; fair value may change as additional analysis is performed

For pro forma purposes we have assumed that the combined company incurred certain non-recurring expenses directly attributable to the Merger Transaction, including termination benefits for certain Plum Creek executives, investment banking fees, legal fees, accounting and appraisal fees, and other costs related to filing the joint proxy statement/prospectus for the Merger Transaction. As described in H. and S. in Note 3. Pro Forma Adjustments, these amounts are excluded from the unaudited pro forma condensed combined statement of operations because they are charges directly attributable to the merger, factually supportable, and will not have a continuing impact on Weyerhaeuser’s operations; however, these amounts are reflected in the unaudited pro forma condensed combined balance sheet.

The following table summarizes the estimated purchase price for accounting purposes (in millions):

Cash and cash equivalents	$55
Accounts receivable, net	32
Inventories	57
Assets held for sale	49
Other current assets	17
Timberlands	8,196
Minerals and mineral rights	356
Property, plant, and equipment	218
Equity investment in Timberland Venture	869
Equity investment in Real Estate Development Venture	102
Investment in Grantor Trusts	54
Other noncurrent assets	41

Total assets acquired	$10,046

Line of credit	519
Accounts payable	22
Deferred revenue	23
Other current liabilities	109
Long-term debt	2,038
Note Payable to Timberland Venture	869
Other noncurrent liabilities	83

Total liabilities assumed	$3,663

Net assets acquired	$6,383

NOTE 3:	PRO FORMA ADJUSTMENTS

The following notes describe the adjustments presented on the unaudited pro forma condensed combined financial information.

Based on the amounts reported in the Weyerhaeuser consolidated balance sheet as of December 31, 2015 and the consolidated statement of operations for the year ended December 31, 2015, and the Plum Creek consolidated balance sheet as of December 31, 2015 and the consolidated statement of income for the year ended December 31, 2015, certain financial statement line items included in Plum Creek’s historical presentation have been reclassified to conform to corresponding financial statement line items included in Weyerhaeuser’s historical presentation. These reclassifications had no material impact on the historical operating earnings, earnings from continuing operations, total assets, liabilities or shareholders’ equity reported by Weyerhaeuser or Plum Creek.

Statement of operations

Presented for the year ended December 31, 2015.

A.	Net Sales and Cost of Products Sold. These adjustments reflect the elimination of purchases and sales between Weyerhaeuser and Plum Creek. For the year ended December 31, 2015, the operating income of Plum Creek included revenue of $27 million for sales of logs and chips to Weyerhaeuser, and Weyerhaeuser’s operating income included cost of products sold of $27 million related to these sales. These pro forma adjustments assume that no profit from these sales remains in Weyerhaeuser’s ending inventory.

B.	Cost of Products Sold. This adjustment reflects (1) the impact of conforming Plum Creek’s historical accounting practices for reforestation costs to align with Weyerhaeuser’s historical accounting practices, (2) increased depletion expense resulting from the increase in depletable basis of the Plum Creek Timber and Timberlands as a result of the fair value adjustment recorded to these assets in applying acquisition accounting for the Merger Transaction, (3) decreased amortization expense resulting from conforming amortization of Plum Creek capital road costs to Weyerhaeuser’s method of amortizing capital road costs, and (4) increased depletion expense resulting from the increase in depletable basis of the Plum Creek Minerals and Mineral Rights as a result of the fair value adjustment recorded to these assets in applying acquisition accounting for the Merger Transaction.

Year ended December 31, 2015
Effect of conforming practices of accounting for reforestation costs	$18
Increase to Timber and Timberlands depletion from fair value adjustment	20
Decrease to capital road cost amortization	(8)
Increase to Minerals and Mineral Rights depletion from fair value adjustment	3

Total pro forma adjustment to Cost of Products Sold	$33

Plum Creek capitalizes reforestation costs and other costs, such as site preparation, seedlings, planting, fertilization, herbicide application and the thinning of tree stands, to the depletable bases of Timber assets. Weyerhaeuser capitalizes only initial site preparation and planting costs to the depletable bases of Timber assets. Weyerhaeuser generally expenses costs after the first planting as incurred, with the exception of fertilization expense, which is capitalized and amortized on a straight-line basis over five years. This pro forma adjustment reflects the impact of applying Weyerhaeuser’s historical accounting practices to Plum Creek’s reforestation costs, resulting in additional pro forma amortization expense of $18 million for the year ended December 31, 2015.

To adjust depletion to reflect increasing the carrying value of Timber and Timberlands assets, Plum Creek depletion rates were revised to reflect the fair value estimated in the purchase price allocation excluding estimated future silviculture costs divided by historical estimated volume of timber to be available over the growth cycle. These adjusted depletion rates were applied to historical units of production for the year ended December 31, 2015 to estimate additional pro forma depletion expense of $20 million.

Plum Creek’s historical treatment of amortizing capital road costs was revised to conform with Weyerhaeuser’s historical treatment, resulting in decreased amortization expense of $8 million for the year ended December 31, 2015.

To adjust depletion to reflect the increase to the carrying value of Minerals and Mineral Rights assets, Plum Creek depletion rates were revised to reflect the fair value estimated in the purchase price allocation. For pro forma purposes these assets are amortized on a straight-line basis over an estimated economic life of 15 years, resulting in additional depletion expense for minerals and mineral rights of $3 million for the year ended December 31, 2015.

C.	Cost of Products Sold and Income Tax Expense. This adjustment reflects $16 million of additional depreciation expense for the year ended December 31, 2015, resulting from the increase of Plum Creek’s property and equipment to fair value as of the assumed date of the Merger Transaction. These pro forma adjustments assume a remaining weighted average useful life of eight years for these assets. Also, these pro forma adjustments assume that depreciation costs related to these manufacturing assets are attributable to Weyerhaeuser’s Taxable REIT Subsidiary (TRS) and therefore would result in pro forma income tax benefits of $6 million. We have estimated the tax effect using the U.S. federal statutory rate of 35%, and have assumed that state and local income taxes would be immaterial.

D.	Net Sales and Other Operating Costs (Income), Net. This adjustment reflects the reclassification of $29 million of Plum Creek’s revenues derived from recreational access leases associated with Plum Creek’s timberlands for the year ended December 31, 2015, to conform to Weyerhaeuser’s presentation of these transactions as Other Operating Costs (Income), net.

E.	Net Sales and Cost of Products Sold. There are no pro forma adjustments related to Plum Creek’s historical land sales to third parties that occurred during the year ended December 31, 2015 because the acres sold were not acquired by Weyerhaeuser via the Merger Transaction and therefore were not remeasured to estimated fair value in the purchase price allocation. However, the operating margin from future land sales associated with timber and timberlands acquired from Plum Creek is expected to be substantially lower as a result of allocating a significant portion of the purchase price to timber and timberlands. For the year ended December 31, 2015, the operating income of Plum Creek included revenue of $318 million and related costs of sales of $166 million from the sale of approximately 284,000 acres.

F.	Earnings from Unconsolidated Entities. This adjustment reflects the reversal of equity earnings recognized by Plum Creek from amortization of the basis difference between Plum Creek’s equity investment in the Timberlands Venture and the Timberlands Venture’s timber and timberlands assets. Plum Creek’s basis in its equity investment is equal to the historical book value of assets contributed to the Timberlands Venture, whereas the Timberland Venture’s basis in its timber and timberlands assets was recorded at the fair value at the time Plum Creek contributed the assets to the Timberlands Venture. As a result of applying acquisition accounting for the Merger Transaction, the basis in its equity investment in the Timberland Venture is increased to fair value, which would eliminate the basis difference and the related amortization to equity earnings. Therefore $18 million of equity earnings recognized by Plum Creek for the year ended December 31, 2015 was eliminated.

G.	Interest Expense, net. This adjustment records the amortization of the incremental bases of Plum Creek’s outstanding debt instruments that arise from increasing the assumed Plum Creek Long-term Debt and Note Payable to fair value as a result of applying acquisition accounting. This adjustment decreases interest expense by $40 million for the year ended December 31, 2015.

H.

Selling, General, and Administrative Expenses and Other Operating Costs (Income), Net. This adjustment reflects the $14 million incurred by Weyerhaeuser and the $8 million incurred by Plum Creek during 2015 for non-recurring expenses directly attributable to the Merger Transaction, including investment banking fees, legal fees, accounting and appraisal fees, and other costs related to filing the joint proxy statement/prospectus for the Merger Transaction. These amounts are being removed from the unaudited pro forma condensed combined statement of operations because they are charges directly attributable to the merger, factually supportable, and will not have a continuing impact on Weyerhaeuser’s operations.

I.	Interest Expense, net. This adjustment reflects the increase in interest expense of $38 million for the year ended December 31, 2015, in connection with Weyerhaeuser entering into $2.5 billion of bank term loans to repurchase outstanding Weyerhaeuser common shares at the anticipated rate of interest, plus applicable margins. The anticipated rate of interest used to calculate the increase in interest expense was 1.5% for the year ended December 31, 2015. Should the interest rate increase or decrease by 1/8%, the impact on the earnings from continuing operations before income taxes would be $3 million for the year ended December 31, 2015. The timing and amount of funds borrowed may differ from the $2.5 billion assumed in this adjustment.

J.	Basic and Diluted Weighted Average Number of Common Shares Outstanding. Pro forma condensed combined basic earnings per common share are based on the historical Weyerhaeuser weighted average shares outstanding, adjusted to assume the issuance of Weyerhaeuser common shares in exchange for the outstanding common stock of Plum Creek at a ratio of 1.60:1 in accordance with the merger agreement and the $2.5 billion repurchase of Weyerhaeuser common shares at $27.07 per share (the March 2, 2016 close price). Basic pro forma combined weighted average shares outstanding is calculated as follows (shares in millions):

For the year ended December 31, 2015
Weyerhaeuser basic weighted average shares outstanding for the year ended December 31, 2015	516.4
Weyerhaeuser shares issued in exchange for Plum Creek equity (174.3 shares converted at 1.60:1)	278.9

Merger Transaction pro forma weighted average shares outstanding for the year ended December 31, 2015	795.3

Weyerhaeuser shares repurchased assuming $27.07 repurchase price per share	(92.4)

Basic Pro Forma Combined weighted average shares outstanding for the year ended December 31, 2015	702.9

Additionally, pro forma weighted average shares outstanding used in calculating pro forma diluted earnings per share were adjusted to reflect the dilutive impact of Plum Creek options and restricted stock units outstanding by converting dilutive Plum Creek shares at a ratio of 1.60:1 in accordance with the Merger Agreement. Diluted pro forma combined weighted average shares outstanding is calculated as follows (shares in millions):

For the year ended December 31, 2015
Weyerhaeuser diluted weighted average shares outstanding for the year ended December 31, 2015	519.6
Weyerhaeuser shares issued in exchange for Plum Creek equity (174.3 shares converted at 1.60:1)	278.9
Dilutive impact of Plum Creek options and RSUs outstanding (0.3 shares converted at 1.60:1)	0.5

Merger Transaction pro forma weighted average shares outstanding for the year ended December 31, 2015	799.0

Weyerhaeuser shares repurchased assuming $27.07 repurchase price per share	(92.4)

Diluted Pro Forma Combined weighted average shares outstanding at December 31, 2015	706.6

K.	Basic and Diluted Earnings Per Share from Continuing Operations. This adjustment reflects the recomputed basic and diluted earnings per share after giving effect to all pro forma adjustments impacting Net earnings from continuing operations attributable to common shareholders.

Balance Sheet

Presented as of December 31, 2015.

L.	Assets Held For Sale. This adjustment reflects the $25 million increase to record Plum Creek’s assets held for sale at fair value less estimated selling costs. See “Preliminary Purchase Price Allocation” discussion in Note 2. Business Combination and Purchase Price Allocation for more information on the value of assets acquired and liabilities assumed. Due to the preliminary nature of these estimates, actual results could differ significantly from such estimates.

M.	Timber and Timberlands at Cost, Less Depletion Charged to Disposals, and Minerals and Mineral Rights, Net. These adjustments reflect the $4,286 million and $75 million increases to the fair values of Plum Creek’s Timber and Timberlands and Minerals and Mineral Rights assets, respectively. See “Preliminary Purchase Price Allocation” discussion in Note 2. Business Combination and Purchase Price Allocation for more information on the value of assets acquired and liabilities assumed. Due to the preliminary nature of these estimates, actual results could differ significantly from such estimates.

N.	Property and Equipment, Net, Deferred Tax Assets, and Deferred Tax Liabilities. This adjustment reflects the estimated increase of $105 million to record Plum Creek’s Property and Equipment at fair value. These assets are Plum Creek’s manufacturing operations, which are not used in activities to generate REIT earnings. Weyerhaeuser continues to be required to pay federal and state corporate income taxes on earnings of the TRS. As such, the adjustment of these assets to fair value resulted in the recognition of a $37 million deferred income tax liability. We have estimated the tax effect using the U.S. federal statutory rate of 35%, and have assumed that state and local income taxes would be immaterial. See “Preliminary Purchase Price Allocation” discussion in Note 2. Business Combination and Purchase Price Allocation for more information on the value of assets acquired and liabilities assumed. Due to the preliminary nature of these estimates, actual results could differ significantly from such estimates.

O.	Investments In and Advances To Equity Affiliate. This adjustment reflects the estimated increase of $634 million to record Plum Creek’s equity investment in the Timberlands Venture to fair value. See “Preliminary Purchase Price Allocation” discussion in Note 2. Business Combination and Purchase Price Allocation for more information on the value of assets acquired and liabilities assumed. Due to the preliminary nature of these estimates, actual results could differ significantly from such estimates.

P.	Long-term Debt and Note Payable to Timberland Venture. This adjustment reflects the $62 million increase to record Plum Creek’s long-term debt at fair value. Additionally, this adjustment reflects the $86 million increase to record Plum Creek’s Note Payable to Timberland Venture at fair value. See “Preliminary Purchase Price Allocation” discussion in Note 2. Business Combination and Purchase Price Allocation for more information on the value of assets acquired and liabilities assumed. Due to the preliminary nature of these estimates, actual results could differ significantly from such estimates.

Q.	Common Shares and Other Capital. This adjustment reflects the issuance of common stock by Weyerhaeuser as a result of the Merger Transaction. The adjustment assumes that Weyerhaeuser issued 278.9 million shares of $1.25 par value common stock at $22.87 per share for consideration of $6,378 million and an additional $5 million of Other Capital related to Plum Creek share-based payment awards for services rendered prior to the Merger Transaction for total consideration of $6,383 million.

R.	Common Shares, Other Capital, Retained Earnings (Accumulated Deficit), Treasury Stock, and Cumulative Other Comprehensive Income (Loss). These adjustments reflect the elimination of Plum Creek’s equity balances upon the closing of the Merger Transaction.

S.

Cash and Cash Equivalents, Receivables for Taxes, Other Current Liabilities, and Retained Earnings (Accumulated Deficit). This adjustment reflects the impact to the December 31, 2015 pro forma balance sheet for $107 million of estimated non-recurring transaction and other costs directly attributable to the Merger Transaction that have been incurred by Plum Creek or Weyerhaeuser or are expected to be incurred by Weyerhaeuser within one year of the effective time of the merger. These amounts are excluded from the unaudited pro forma condensed combined statement of operations because they are charges directly attributable to the merger, factually supportable, and will not have a continuing impact on Weyerhaeuser’s operations; however, these amounts are reflected as a reduction to Cash and Cash Equivalents ($104 million), an increase to Taxes Receivable ($6 million), an increase to Other Current Liabilities assumed in purchase accounting ($3 million) and a reduction to Retained Earnings ($66 million) in the unaudited pro forma condensed combined balance sheet. The following table details the adjustments to the pro forma balance sheet for these non-recurring costs (in millions):

	Purchase-price allocation	Charges to income
Transaction costs incurred by Plum Creek(1)	$33	$—
Transaction costs incurred by Weyerhaeuser(2)	—	36
Accelerated vesting of Plum Creek liability classified share-based compensation awards due to pre-combination service and the change-in-control provisions(3)	3	—
Charges related to termination of certain Plum Creek executives determined to be directly attributable to the Merger Transaction(4)(5):
Severance charges and other separation benefits	—	20
Accelerated vesting of Plum Creek restricted stock units	—	11
Accelerated vesting of Plum Creek liability classified share-based compensation awards	—	4

	$36	$71
Income tax benefit(6)	$1	$5

(1)	Represents transaction-related costs, primarily investment banking fees, incurred by Plum Creek between January 1, 2016 and February 19, 2016 in connection with the Merger Transaction. This adjustment is reflected as a reduction in cash and cash equivalents acquired by Weyerhaeuser from Plum Creek via acquisition accounting.
(2)	Weyerhaeuser expects to incur transaction related costs of approximately $36 million subsequent to December 31, 2015. These costs include investment banking fees, legal fees, accounting and appraisal fees, and other costs related to filing the joint proxy statement/prospectus for the Merger Transaction.
(3)	Represents share-based compensation costs for Plum Creek’s liability-classified awards related to pre-combination service and accelerated vesting due to triggering of change-in-control provisions incurred by Plum Creek in connection with the Merger Transaction. This adjustment is reflected in Other Current Liabilities assumed by Weyerhaeuser from Plum Creek via acquisition accounting. Share-based compensation costs for Plum Creek’s equity-classified awards related to pre-combination service are included in the calculation of the purchase price as described in Note 2.
(4)	Represents severance and accelerated share-based payment costs that are incurred upon the expected qualifying terminations of certain Plum Creek executive officers that were not named to the Weyerhaeuser Senior Management Team subsequent to the Merger Transaction. These costs relate only to the qualifying terminations that have been determined by Weyerhaeuser to be directly attributable to the consummation of the Merger Transaction.
(5)	Weyerhaeuser has not yet made a determination regarding the continued employment of other non-executive Plum Creek employees; therefore these adjustments do not reflect costs arising from potential qualifying terminations of Plum Creek’s non-executive employees as they are not directly attributable to the Merger Transaction.
(6)	The pro forma adjustment assumes that approximately 40% of the charges related to Plum Creek compensation costs that are directly attributable to the merger would be incurred by either Plum Creek’s or Weyerhaeuser’s TRS, resulting in the recognition of a $6 million current tax receivable, as these costs would be deductible immediately. We have estimated the tax effect using the U.S. federal statutory rate of 35%, and have assumed that state and local income taxes would be immaterial.

T.	Cash and Cash Equivalents, Line of Credit, and Long-term Debt. This adjustment reflects the repayment of the Plum Creek line of credit and term loan by Weyerhaeuser in conjunction with the Merger Transaction.

U.	Cash and Cash Equivalents, Other Assets, Long-term Debt, Common Stock, and Other Capital. This adjustment reflects the repurchase of $2.5 billion of Weyerhaeuser common stock ($1.25 par value) as part of the Capital Transaction. The pro forma adjustment assumes that the share repurchases will be financed using $2.5 billion of proceeds from issuance of new debt. This pro forma adjustment also assumes that all $2.5 billion of share repurchases will be at an average price of $27.07 per share (closing price of Weyerhaeuser common stock on March 2, 2016), and that all repurchased shares will be retired upon repurchase. The adjustment also reflects an assumption that Weyerhaeuser will incur $2 million of costs attributable to the debt issuance to be capitalized and added to the Other Assets balance, and that these costs would be paid from the balance of cash on hand upon consummation of the Capital Transaction.

NOTE 4: STRATEGIC EVALUATION OF WEYERHAEUSER’S CELLULOSE FIBERS BUSINESS

On November 8, 2015, Weyerhaeuser announced that the Weyerhaeuser board authorized the exploration of strategic alternatives for its Cellulose Fibers business. At this time there can be no assurance that the board’s evaluation process will result in any transaction or that any transaction, if pursued, will be consummated. The pro forma condensed combined financial information does not include any adjustments to reflect potential outcomes of the board’s evaluation process.

The following table provides summary historical financial information of Weyerhaeuser’s Cellulose Fibers operating segment for the year ended December 31, 2015 (in millions):

Year ended December 31, 2015
Net sales	$1,860
Contribution to earnings from continuing operations before interest and income taxes	119

As of December 31, 2015
Total assets	$1,984